UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2011

ASSOCIATED MATERIALS, LLC
 (Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Road, Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 929-1811

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2011, Associated Materials, LLC (the “Company”) issued a press release announcing the appointment of Jerry W. Burris as President and Chief Executive Officer of the Company. The press release is filed as an exhibit to this Current Report on Form 8-K. A brief description of Mr. Burris’ agreements with the Company and its parent appear below.

(b) Effective September 12, 2011, Dana R. Snyder resigned from his position as Interim Chief Executive Officer of the Company and from various affiliates and subsidiaries thereof. Mr. Snyder will remain on the board of directors (the “Board”) of the Company as a non-employee director.

(c) Effective September 12, 2011, the Board appointed Mr. Burris, who is 48 years old, as President and Chief Executive Officer, and as a director, of the Company and various affiliates and subsidiaries thereof. Mr. Burris has over 20 years of experience in management and executive positions at manufacturing and logistical services companies. Most recently, Mr. Burris held management positions at Barnes Group Inc. as President of Precision Components from October 2008 to May 2011 and President of Barnes Industrial from July 2006 to September 2008. Previously, Mr. Burris served in various management roles at General Electric Corporation as President and Chief Executive Officer of Advanced Materials Quartz & Ceramics in 2006 and General Manager of Global Services for GE Healthcare from 2003 to 2006. Since 2007, Mr. Burris has also served on the board of directors of Pentair, Inc., a global diversified manufacturing company.

Employment Agreement

Effective September 12, 2011, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Burris, pursuant to which he agreed to serve as the Company’s President and Chief Executive Officer.

Pursuant to the Employment Agreement, Mr. Burris will receive an annual base salary of $550,000, and is eligible for an annual bonus with a target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 255% of his base salary. The Company will reimburse Mr. Burris for certain amounts in connection with his relocation to the Northeast Ohio area and related travel.

If Mr. Burris’ employment is terminated by the Company other than for cause, he will be entitled to (i) his base salary for two years, payable in equal installments, (ii) his incentive bonus, pro-rated for the year in which such termination occurs and in accordance with the terms of the Employment Agreement and (iii) continued medical and dental benefits for up to two years. The severance benefits are subject to Mr. Burris’ execution of a general release in favor of the Company and its affiliates and Mr. Burris’ continued compliance with the restrictive covenants in the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Burris will be subject to restrictions on competition and solicitation of employees and customers during his employment with the Company and for a period of two years thereafter. The Employment Agreement also contains customary confidentiality, invention assignment and non-disparagement covenants.

Subscription Agreement

Mr. Burris also entered into a subscription agreement, effective as of September 12, 2011, with AMH Investment Holdings Corp. (“Parent”) providing for the purchase of 220,000 shares of Parent’s common stock, par value $0.01 per share (the “Common Stock”), at a purchase price of $5.00 per share. Mr. Burris borrowed a portion of the purchase price from, and pledged all of the purchased shares to, Parent. In connection with the purchase of the shares, Mr. Burris has become party to the Company’s stockholders’ agreement, the terms of which have previously been disclosed.

Option Agreements

Effective September 12, 2011, Parent entered into stock option agreements for time-based vesting options (the “Time Option Agreement”) and performance-based vesting options (the “Performance Option Agreement”) with Mr. Burris pursuant to which he was granted nonqualified stock options to purchase shares of Common Stock, pursuant to Parent’s 2010 Stock Incentive Plan. The time-based vesting options are subject to time-based vesting over a five-year period, and the performance-based vesting options are subject to performance-based vesting conditions, based on the attainment of annual adjusted EBITDA goals over a five-year period. All of the performance-based vesting options and a portion of the time-based vesting options have an exercise price equal to the grant date fair market value of the underlying shares of Common Stock; a portion of the time-based vesting options has an exercise price equal to two times the grant date fair market value of such stock; and the remaining portion of the time-based vesting options has an exercise price equal to four times the grant date fair market value of such stock. The shares of Common Stock acquired upon the exercise of such stock options are subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options expire on the tenth anniversary of the date of grant. Mr. Burris was granted an option to purchase any part or all of an aggregate number of 1,480,000 shares of Common Stock pursuant to the Time Option Agreement and 370,000 shares of Common Stock pursuant to the Performance Option Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit
Number	Description

10.1	Employment Agreement, dated as of September 12, 2011, by and between Associated Materials, LLC and Jerry W. Burris

99.1	Press Release, dated September 12, 2011, of Associated Materials, LLC entitled “Associated Materials Announces Appointment of President and Chief Executive Officer”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

DATE: September 12, 2011	By:	/s/ Stephen E. Graham

Stephen E. Graham Vice President – Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Employment Agreement, dated as of September 12, 2011, by and between Associated Materials, LLC and Jerry W. Burris

99.1	Press Release, dated September 12, 2011, of Associated Materials, LLC entitled “Associated Materials Announces Appointment of President and Chief Executive Officer”